Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have issued our report dated September 30, 2003, accompanying the consolidated financial statements of PowerChannel Holdings, Inc. and subsidiaries (pre-merger) contained in the Registration Statement on Form SB-2 (No. 333-112784). We consent to the use of the aforementioned report in the Amendment No. 2 to the Registration Statement filed on or about September 9, 2004, and to the use of our name as it appears under the caption "Experts."

Yohalem Gillman & Company LLP

New York, New York
September 9, 2004